Exhibit (8)(W)

THIRD AMENDMENT TO PARTICIPATION AGREEMENT

This Third Amendment to Participation Agreement (“Amendment”) is entered into as of April 8, 2013 by and among Legg Mason Investor Services, LLC, (the “Underwriter”), Western Asset Management Company (the “Adviser”) and Teachers Insurance and Annuity Association of America (the “Company”), collectively (the “Parties”). For purposes of this Amendment, the Adviser and Underwriter are together referred to as “You.”

RECITALS

WHEREAS, the Parties entered into a Participation Agreement dated December 18, 2006, as amended (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the Parties agree as follows:

1. Amendment.

Representations Related to the Commodity Exchange Act. Article 2 of the Agreement is amended to include the following:

2.9 You represent that the investment manager, with respect to the Fund(s) listed in Schedule A of the Agreement that are available for investment by the investment accounts of TIAA Separate Account VA-3, has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, You represent that the investment manager to those Fund(s) is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the CEA and the CFTC rules promulgated thereunder, or is otherwise exempt from registration as a CTA, and therefore is not subject to regulation as a CTA. To the extent that the investment manager to the Fund(s) becomes no longer eligible, or actively takes steps so that it will no longer be eligible, to claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, You agree to provide the Company with immediate notice, in writing, of such change in, or plans to change, regulatory status.

2. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

4. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. Facsimile signatures shall have the same effect as manual signatures. All counterpart signatures shall be construed together and shall constitute one agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

LEGG MASON INVESTOR SERVICES, LLC		TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on behalf of itself and TIAA Separate Account VA-3

By:	/s/ Michael P. Mattera	By:	/s/ Jason Creel
Name:	Michael P. Mattera	Name:	Jason Creel
Title:	Director	Title:	Managing Director
Date:	4/15/2013	Date:	4/19/13

WESTERN ASSET MANAGEMENT COMPANY

By:	/s/ Michael A. Van Raaphorst
Name:	Michael A. Van Raaphorst
Title:	Head of New York Operations/Client Service/Manhattan
Date: